Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

Oxford Lane Capital Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	7.95% Notes due 2032		457(o) and Rule 457(r)	189,750,000	$100.00	$189,750,000.00	0.0001531	$29,050.73

Total Offering Amounts:							$189,750,000.00		29,050.73
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$29,050.73